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EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
R-B Rubber Products, Inc.

        We consent to the incorporation by reference in the registration statement Nos. 33-90376 and 333-35582 on Forms S-8 of R-B Rubber Products, Inc. of our report dated August 15, 2002, with respect to the consolidated balance sheet of R-B Rubber Products, Inc. as of April 30, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended April 30, 2002, which report appears in the April 30, 2002 annual report on Form 10-KSB of R-B Rubber Products, Inc.

/s/ KPMG LLP
August 22, 2002
Portland, Oregon

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  EXHIBIT 23.1
INDEPENDENT AUDITOR'S CONSENT